UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 17, 2020

CNB FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	000-13396	25-1450605
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

31 South Second Street

PO Box 42

Clearfield, Pennsylvania 16830

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (814) 765-9621

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	CCNE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

On July 17, 2020, CNB Financial Corporation (“CNB”) completed its previously announced acquisition of Bank of Akron (“Akron”), pursuant to that certain Agreement and Plan of Merger, dated as of December 18, 2019 (the “Merger Agreement”), by and among CNB, CNB Bank and Akron. Under the terms of the Merger Agreement, Akron merged with and into CNB Bank (the “Merger”), with CNB Bank continuing as the surviving entity. Banking offices of Akron will operate under the trade name BankOnBuffalo, a division of CNB Bank.

Pursuant to the Merger Agreement, for each share of Akron common stock, Akron shareholders were entitled to elect to receive either (x) $215.00 in cash or (y) 6.6729 shares of CNB common stock and shall receive cash in lieu of fractional shares. Elections were subject to proration procedures whereby at least 75% of shares of Akron common stock will be exchanged for shares of CNB common stock. Based on the elections and proration procedures, the total consideration payable to Akron shareholders is approximately $40.8 million, comprised of approximately $16.1 million in cash and 1,501,402 shares of CNB common stock, valued at approximately $24.7 million based on the July 17, 2020 closing price of $16.43 per share of CNB common stock.

A copy of CNB’s press release dated July 20, 2020, announcing the completion of the Merger is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of CNB dated July 20, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CNB Financial Corporation

Date: July 20, 2020	By:	/s/ Tito L. Lima
Tito L. Lima
Treasurer